CODE OF ETHICS

1. Objective:

Abbey Capital Limited (“Abbey Capital” or the “Firm”) is a registered Investment Adviser with the U.S. Securities and Exchange Commission (“SEC”), and is authorized as an Alternative Investment Fund Manager, by the Central Bank of Ireland, under Regulation 9 of the European Union (Alternative Investment Fund Managers) Regulations 2013 (“AIFMD”). As a result of the laws and regulations that apply to Abbey Capital, including Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act“) and Rule 17j-1 under the Investment Company Act of 1940 (The “1940 Act”) Abbey Capital has adopted the following Code of Ethics which is required to be adhered to by Abbey Capital and its officers and employees (“Abbey Staff”).

Abbey Capital must provide a copy of the Code of Ethics (“Code”) to all Abbey Staff upon joining and annually thereafter, and Abbey Staff must read the Code in its entirety. It requires your compliance, as follows:

•	Become familiar with and understand the contents of the Code of Ethics.
•	Sign the Acknowledgement of Receipt through the MyComplianceOffice system and forward it to the Chief Compliance Officer.
•	Notify the Chief Compliance Officer of possible violations of the Code that may exist now or which may arise during your employment with the Firm. In the event that you have any questions regarding the Code of Ethics or particular business dealings, please contact the Chief Compliance Officer.

This Code is intended to help Abbey Staff understand his or her obligation to comply with the highest ethical standards and all applicable Federal securities laws. The Code of Ethics should be kept by Abbey Staff for future reference and its guidelines made an active part of the employee’s normal course of business. This Code of Ethics should be read in conjunction with Abbey Capital’s Compliance Manual, and other compliance policies.

It is the responsibility of Abbey Staff to become familiar with any modifications to the Code.

Code of Ethics

This policy applies to Abbey Staff and others working on behalf of the Firm wherever located. The Code is designed to, among other things, provide guidelines of the general standards of conduct required by Abbey Capital.

Abbey Staff must:

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1.	Act honestly and fairly and with due skill, care, competence, diligence, respect and integrity in relation to any dealings with clients, which are the funds managed by Abbey Capital,(the “Funds”), investors (the Funds’ shareholders), prospective Fund investors, service providers, and colleagues.
2.	Use reasonable care and exercise independent professional judgment in conducting research within the industry, in making investment decisions and in the general activities undertaken as part of their role with Abbey Capital.
3.	Abbey Staff must at all times place the interests of Abbey Capital’s clients first, place the integrity of the market, and the interests of investors in the Funds/customers above their own personal interests.
4.	Act in an ethical manner and encourage colleagues to do so, ensuring that Abbey Capital is represented in a professional way, that reflects well on themselves and on the industry.
5.	Adhere to the rules governing the markets/industry that Abbey Capital operates in, including the applicable United States federal securities laws.
6.	Strive to maintain high standards of professional competence and endeavor to improve their skills and the skills of other colleagues.

Standards of Professional Conduct

Abbey Staff must act in accordance with the following Standards:

1.	Professionalism.

a.	Knowledge of the Law – Abbey Staff members must understand and comply with all applicable laws, rules and regulations of the government, regulatory organizations, licensing agencies and other professional associations that govern their professional activities. In the event of conflict, Abbey Staff members must comply with the more strict law, rule or regulation. Abbey Staff members must not knowingly participate or assist in and dissociate from any violation of such laws, rules or regulations.
b.	Independence and Objectivity – Abbey Staff members must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Abbey Staff members must not offer, solicit or accept any gift, benefit, compensation or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

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c.	Misrepresentation – Abbey Staff members must not knowingly make any misrepresentations in relation to investment analysis, Commodity Trading Advisor (“CTA”) research, recommendations or actions in relation to the portfolios, or other professional activities.
d.	Misconduct – Abbey Staff members must not engage in any professional conduct involving dishonesty, fraud or deceit or commit any act that reflects adversely on their professional reputation, integrity or competence.

2.	Duties to Clients (the Funds)

As an investment adviser, Abbey Capital has a fiduciary duty to its clients.

a.	Loyalty, Prudence and Care – Abbey Staff members have a duty of loyalty to clients and must act with reasonable care and exercise prudent judgment. Abbey Staff members must act for the benefit of the clients and place clients’ interests before Abbey Capital’s or their own interests. In relationships with clients, Abbey Staff must determine applicable fiduciary duty and must comply with such duty to persons and interest to whom it is owed. Abbey Capital has adopted a Conflicts of Interest Policy which is designed to ensure that all conflicts are managed appropriately, including that all conflicts are identified, understood and assessed; the means to address conflicts of interest are identified; conflicts of interest are monitored, mitigated and managed; and conflicts of interest are disclosed properly. Abbey Staff members are required to adhere to Abbey Capital’s Conflict of Interest Policy. While it is not possible to list all situations that might involve conflicts of interest, the Firm’s Conflicts of Interest policy together with the separately maintained Conflicts of Interest Register, lists actual and potential conflicts the Firm is exposed to including financial interests, inducement and outside business interests. If you have any doubts or questions as to the appropriateness of any interests or activities, you should contact the Chief Compliance Officer. Any existing interest or activity that may constitute a conflict of interest under this Code must be fully disclosed to the Chief Compliance Officer, so that the Firm may determine whether such interest or activity should be disposed of, discontinued or limited.

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b.	Fair dealing – Abbey Staff members must deal fairly and objectively with all clients, when taking investment action or engaging in other professional activities.
c.	Suitability – Abbey Staff members must ensure that a potential Fund investor receives the prospectus or private placement memorandum (“PPM”) for the Fund, and acknowledges in the subscription agreement, where applicable that they understand the risks. Private Placement Fund investors must meet the qualified eligible person (QEP) and accredited investor requirements.
d.	Performance presentation – When communicating investment performance information, Abbey Staff members must make reasonable efforts to ensure that it is fair, accurate, relevant, timely and complete. Abbey Staff members must not misrepresent the performance of individual funds.
e.	Preservation of Confidentiality – Abbey Staff members must keep information about current, former and prospective clients, investors and CTAs confidential unless (i) the information concerns illegal activities on the part of the party in question, (ii) disclosure is required by law, or (iii) the party permits disclosure of the information.

3.	Duties of Abbey Capital

a.	Loyalty – in matters related to employment, Abbey Staff must act for the benefit of Abbey Capital and not deprive Abbey Capital of the advantage of their skills and abilities, divulge confidential information or otherwise cause harm to Abbey Capital.
b.	Additional Compensation Arrangements – In accordance with Abbey Capital’s Gifts and Entertainment Policy, Abbey Staff must not accept gifts, benefits, compensation or consideration that competes with, or might reasonably be expected to create a conflict of interest with, Abbey Capital’s interests unless they obtain written consent from Abbey Capital.

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c.	Responsibilities of supervisors – Abbey Staff members must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations and the Employee handbook rules, by anyone subject to their supervision or authority.

4.	Investment Analysis, Process and Action

a.	Diligence and reasonable basis – Abbey Staff members must (i) exercise diligence, independence and thoroughness in analyzing investments and taking investment actions, and (ii) have a reasonable and adequate basis, supported by appropriate research for any investment analysis or action.

b.	Portfolio Management – Abbey Staff members must, when managing the Funds according to a specific mandate and fund strategy (i) take only investment actions that are consistent with the stated objectives and constraints of that Fund; and (ii) provide adequate disclosures and information so investors can consider whether any proposed changes in the investment style or strategy meet their investment needs. Abbey Staff members must have evaluated the investment objective, tolerance for risk and any other relevant information that would affect investment policy.
c.	Communication with Investors and Prospective investors – Abbey Staff members must ensure that all prospective investors receive the PPM and have an opportunity to ask questions and receive answers, and that any presentations provided distinguish between fact and opinion in relation to investment analysis.
d.	Record retention – Abbey Capital members must develop and maintain appropriate records to support their investment analysis, actions, and other investment related communications with customers/investors and potential customers/investors. All such records are to be maintained in the Workbench system.
e.	Best Execution – Abbey Staff members must follow best execution standards.

5.	Training

As a result of Abbey Capital’s fiduciary duty to its clients and, as provided for under the laws and regulations that apply to Abbey Capital, including Rule 204A-1 of the Investment Advisers Act 1940; NFA Compliance Rule 2-9 (Ethics and Training Requirements); the CFTC’s Statement of Acceptable Practices; and AIFMD. All staff are required to complete annual compulsory Compliance Training, a training log is kept for each session.

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The mandatory Compliance Training covers the various rules that are relevant pursuant to Abbey Capital's authorisation and registration with the Central Bank of Ireland, the U.S. National Futures Association (“NFA”), the U.S. Securities and Exchange Commission (“SEC”) and the U,S. Commodities Futures Trading Commission (“CFTC”). Training on compliance policies, including the Ethics Policy, Conflicts of Interest Policy, Gifts and Entertainment Policy and Personal Trading Policy is provided periodically and at least annually. All Abbey Staff who are registered with the NFA as Associated Persons must complete an online ethics training course every two years.

6.	Reporting Violations:

Pursuant to Rule 204A-1 under the Advisers Act, Abbey Staff members must promptly report any violations of this Code of Ethics to the Chief Compliance Officer.

7.	Record Keeping:

In compliance with Rule 204-2(a)(12) of the Advisers Act, the Chief Compliance Officer will ensure the following records are maintained:

-    Written copies of this Ethics Policy.

-    Records of violations of this Ethics Policy and actions taken as a result of the violations.

-    Abbey Staff members’ written acknowledgements of receipt of the Ethics Policy.

8.	Personal Account Dealing

In compliance with Rule 204A-1 under the Advisers Act, Abbey Staff must report, and the Chief Compliance Officer must review, their personal securities transactions and holdings periodically as provided in Abbey Capital’s Personal Trading Policy.

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